UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549

                                   FORM N-8A

          NOTIFICATION OF REGISTRATION FILED PURSUANT TO SECTION 8(A)
                     OF THE INVESTMENT COMPANY ACT OF 1940

     The undersigned investment company hereby notifies the U.S. Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name:             WINTON DIVERSIFIED OPPORTUNITIES FUND

Address of Principal Business Office:

                  ONE FREEDOM VALLEY DRIVE
                  OAKS, PENNSYLVANIA 19456

Telephone number (including area code):

                  (800) 342-5734

Name and Address of Agent for Service of Process:

                                MICHAEL BEATTIE
                              C/O SEI CORPORATION
                            ONE FREEDOM VALLEY DRIVE
                            OAKS, PENNSYLVANIA 19456

                                   Copies to:

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SEAN GRABER, ESQ.                                     DIANNE M. DESCOTEAUX, ESQ.
MORGAN, LEWIS & BOCKIUS LLP                           C/O SEI CORPORATION
1701 MARKET STREET                                    ONE FREEDOM VALLEY DRIVE
PHILADELPHIA, PENNSYLVANIA 19103                      OAKS, PENNSYLVANIA 19456
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Check Appropriate Box:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

                 YES [X]              NO [ ]

                                   SIGNATURES

     Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has caused this notification of registration to be duly signed on its behalf in the city of Oaks and State of Pennsylvania on the 30th day of January, 2015.


                                       Winton Diversified Opportunities Fund


                              By:      /s/ Michael Beattie
                                       -------------------
                                       Michael Beattie
                                       President


                              Attest:  /s/ Dianne M. Descoteaux
                                       -----------------------------
                                       Dianne M. Descoteaux
                                       Vice President and Secretary